February 25, 2011

VIA FACSIMILE
AND FEDERAL EXPRESS

Mr. Robert P. Hebert
Secretary
CPEX Pharmaceuticals, Inc.
2 Holland Way
Exeter, NH 03833

Re:	Demand to Inspect Stock List

Dear Mr. Herbert:

The undersigned, The Mangrove Partners Fund, L.P. (“Mangrove Partners”) is a beneficial owner of common stock (the “Common Stock”) of CPEX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), which shares of Common Stock are held through Jefferies & Company, Inc. for the account of Mangrove Partners. Attachment I hereto is documentary evidence of Mangrove Partners’ beneficial ownership and such documentary evidence is a true and correct copy of what it purports to be. Pursuant to Section 220 of the General Corporation Law of the State of Delaware, the undersigned, as beneficial holder of the shares, hereby demands, under oath, that copies of the following corporate records and documents of the Company (the “Stocklist Materials”) be made available for inspection and copying by Mangrove Partners or its attorneys or agents at the Company’s principal place of business during its customary business hours:

1.
A complete record or list of the holders of shares of the Company’s Common Stock, certified by its transfer agent(s) and/or registrar(s), showing the name, address, and telephone number of each such holder and the number of shares of Common Stock registered in the name of each such holder, as of February 1, 2011, the record date for the Company’s special meeting of stockholders proposed to be held on March 24, 2011, or any adjournment or postponement thereof (the “Special Meeting”), or any other date that may be established as a new or substituted record date for the Special Meeting (the “Record Date”);

2.
A magnetic computer tape list or disk of the holders of Common Stock as of the Record Date, showing the name and address of each such holder and the number of shares of Common Stock registered in the name of each such holder as of the most recent date available, together with such computer processing data as is necessary to make use of such magnetic computer tape or disk, and a printout of such magnetic computer tape or disk for verification purpose, with format;

February 25, 2011

3.
All daily transfer sheets showing changes in the list of holders of Common Stock referred to in paragraph 1 above which are in or come into the possession of the Company or its transfer agent, or which reasonably can be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of such list to the date of the Company’s proposed Special Meeting;

4.
All information in or which comes into the Company’s possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or from nominees of any central certificate depository system concerning the name, address and number of shares of Common Stock held by each participating broker, dealer, bank or other person or entity, including a breakdown of any holders in the name of Cede & Co. and other similar nominees;

5.
A list or lists of all stockholders arranged in descending order by number of shares, showing the name and address of each stockholder; a complete record or list of any participants in any employee stock purchase plan, ESOP plan, or other plan for the purchase of shares (including, without limitation any 401K plan), showing the name and address of each participant and the number of shares credited to the participant’s account; a magnetic tape or disk of this information with the same computer processing data as requested in paragraph 2 above; a correct and complete copy of the plan(s) documents, including any amendments of such plan(s);

6.
All information in or which comes into the Company’s possession or control or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or from nominees of any central certificate depository system relating to the names, addresses and telephone numbers of the non-objecting beneficial owners of Common Stock (“NOBO’s”) in the format of a print out in descending order balance and on a magnetic computer tape or disk with the computer processing data that is necessary to make use of such magnetic computer tape or disk (which such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 of the Securities Exchange Act of 1934, as amended, from ADP Proxy Services); and

7.
A “stop transfer” list or “stop” list relating to the shares of Common Stock and all additions, deletions, changes or corrections made thereto from the date of the list referred to in paragraph 1 above.

Unless indicated otherwise, the information and records specified in paragraphs 1 through 7 above shall be provided as of the record date of the Special Meeting, updated promptly through the date of the Special Meeting after the Company becomes aware of any change thereto.

The purposes for which Mangrove Partners makes this demand for the Stocklist Materials are to communicate with the Company’s stockholders regarding their investment as stockholders, including, without limitation, to communicate with stockholders regarding matters to be considered at the Special Meeting.

February 25, 2011

Please advise the undersigned, whose address is 10 East 53rd Street, 31st Floor, New York, New York 10022 and whose phone number is (646) 450-0418, promptly, and in any event on or prior to the expiration of five business days after the date this demand is received by the Company, when and where the Stocklist Materials will be made available to the undersigned and its designated agents for inspection. Please be advised that the undersigned will bear the reasonable costs incurred by the Company, including the costs of its transfer agent(s) or registrar(s) in connection with the inspection demanded.

This demand is made under oath pursuant to Section 220 of the General Corporation Law of the State of Delaware. The undersigned affirms the foregoing statements to be true and correct to the fullest extent of my knowledge and belief under penalty of perjury under the laws of the State of New York.

Please acknowledge receipt of this letter and the enclosures by signing and dating the enclosed copy of this letter in the space provided below and returning the same to the undersigned in the enclosed envelope.

Very truly yours,

THE MANGROVE PARTNERS FUND, L.P.

By:	/s/ Nathaniel August
Name: Nathaniel August
Title: Director

Receipt Acknowledged:

CPEX Pharmaceuticals, Inc.

By:
Name:
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Date: